                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)               NOVEMBER 14, 1994


                           PROTECTIVE LIFE CORPORATION
             (Exact name of registrant as specified in its charter)


          DELAWARE                 0-9924                   95-2492236
(State or other jurisdiction    (Commission                (IRS Employer
     of incorporation)          File Number)             Identification No.)


                   2801 HIGHWAY 280 SOUTH, BIRMINGHAM, ALABAMA        35223
                     (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code     (205) 879-9230


                                       N/A
          (Former name or former address, if changed since last report)

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Item 5.   OTHER EVENTS.


     On November 14, 1994, Registrant issued a press release with respect to its announcement that it has entered into an agreement to acquire National Health Care Systems of Florida, Inc. A copy of the press release is attached hereto as Exhibit A.





                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   PROTECTIVE LIFE CORPORATION


                                   BY /s/ Jerry W. DeFoor
                                      --------------------------------
                                          Jerry W. DeFoor
                                          Vice President and Controller

Dated: November 15, 1994


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                                                                       Exhibit A

November 14, 1994


FOR IMMEDIATE RELEASE
- - - - ---------------------

                     PROTECTIVE LIFE ANNOUNCES ACQUISITION OF
                          NATIONAL HEALTH CARE SYSTEMS


     Protective Life Corporation (NYSE:PL) announced today that it has entered into an agreement to acquire National Health Care Systems of Florida, Inc., a dental health maintenance organization based in Jacksonville, Florida that transacts business in the southeastern United States under the trade name "DentiCare". The purchase price, which is to be paid in a combination of cash and Protective Life Corporation common stock, will be determined at closing and is estimated to be approximately $38 million. The transaction is subject to approval by regulators and certain other conditions.

     In announcing the proposed acquisition, Drayton Nabers, Jr., Chief Executive Officer, stated: "We are excited about acquiring DentiCare. It is one of the premiere franchises in the dental HMO business. This acquisition is a major step toward our strategic goal of increasing our presence in this growing segment of the supplemental health insurance business. We believe the combination of Protective's traditional indemnity business with DentiCare's dental HMO capability will position us to become a major force in the dental health care market."

     Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the United States. It currently has annual revenues of approximately $800 million and assets of $5.8 billion.


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